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                                                                  EXHIBIT (9)(u)


                            FUND ACCOUNTING AGREEMENT


      AGREEMENT made this 1st day of April, 1996, between BISYS FUND SERVICES LIMITED PARTNERSHIP d/b/a BISYS FUND SERVICES (the "Administrator"), an Ohio limited partnership having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES, INC. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

      WHEREAS, the Administrator has entered into an agreement (the "Administration Agreement") with Emerald Funds (the "Trust"), dated as of the date first written above, pursuant to which the Administrator has agreed to provide certain administrative services with respect to the investment portfolios ("Funds") of the Trust identified in such Administration Agreement;

      WHEREAS, the Administration Agreement provides that the Administrator may retain the services of BISYS for purposes of providing certain mutual fund accounting and related services for the Funds; and

      WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

      1.    SERVICES AND DUTIES.

            The Administrator hereby appoints BISYS as its agent to perform for each Fund the services and duties hereinafter set forth.

            (a) MAINTENANCE OF BOOKS AND RECORDS. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                  (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                  (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;



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                  (iii)   Separate ledger accounts required by subsection
                          (b)(2)(ii) and (iii) of the Rule; and

                  (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

            (b) PERFORMANCE OF DAILY ACCOUNTING SERVICES. In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund:

                  (i) Calculate the net asset value and public offering price per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

                  (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Trust's Board of Trustees;

                  (iii) Verify and reconcile with the Funds' custodian all daily trade activity;

                  (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, total returns, 30-day yields, and weighted average portfolio maturity;

                  (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                  (vi) Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

                  (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

                  (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Administrator;



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                  (ix)    Update fund accounting system to reflect rate changes,
                          as received from a Fund's investment adviser, on variable interest rate instruments;

                  (x)     Post Fund transactions to appropriate categories;

                  (xi) Accrue expenses of each Fund according to instructions received from the Administrator;

                  (xii) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

                  (xiii) Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies;

                  (xiv) Prepare daily cash availability reports for portfolio managers; and

                  (xv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

            (c)           SPECIAL REPORTS AND SERVICES.

                  (i) BISYS may provide additional special reports upon the request of the Administrator or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                  (ii) BISYS may provide such other similar services with respect to a Fund as may be reasonably requested by the Administrator, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

            (d) ADDITIONAL ACCOUNTING SERVICES. BISYS shall also perform the following additional accounting services for each Fund:

                  (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Administrator. The download will include the following items:

                          Statement of Assets and Liabilities,
                          Statement of Operations,
                          Statement of Changes in Net Assets, and


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                          Condensed Financial Information;

                  (ii)    Provide accounting information for the following:

                          (A) federal and state income tax returns and federal excise tax returns;

                          (B) the Trust's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;

                          (C) the Trust's annual, semi-annual and quarterly (if any) shareholder reports;

                          (D) registration statements on Form N-1A and other filings relating to the registration of shares;

                          (E) the Administrator's monitoring of the Trust's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

                          (F)   annual audit by the Trust's auditors; and

                          (G)   examinations performed by the SEC.

      2.    COMPENSATION.

            BISYS shall be entitled to receive such portion of the fee that is payable to the Administrator under the Administration Agreement that the parties shall mutually agree upon. Such fee shall be computed daily and payable monthly.

      3.    REIMBURSEMENT OF EXPENSES.

            In accordance with Section 3 of the Administration Agreement, BISYS shall be entitled to be reimbursed by each Fund for the out-of-pocket expenses set forth in this Agreement. Accordingly, the Administrator shall cause each Fund to reimburse BISYS for its out-of-pocket expenses in providing services hereunder, including without limitation the following:

      (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust;

      (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust's investment advisor or custodian, dealers or others as required for BISYS


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            to perform the services to be provided hereunder;

      (c)   The cost of obtaining security market quotes pursuant to
            Section 1(b)(ii) above;

      (d)   The cost of microfilm or microfiche of records or other materials;

      (e) Any expenses BISYS shall incur at the written direction of an officer of the Trust thereunto duly authorized; and

      (f) Any additional expenses reasonably incurred by BISYS in the performance of its duties and obligations under this Agreement.

      4.    EFFECTIVE DATE.

            This Agreement shall become effective with respect to a Fund as of the date first written above (the "Effective Date").

      5.    TERM.

            This Agreement shall continue in effect with respect to each Fund, unless earlier terminated by either party hereto as provided hereunder, until ____________________, 1999 (the "Initial Term"), and thereafter shall continue for successive one-year terms; provided, however, that either party hereto may terminate this Agreement at any time during any such renewal term for any or no reason by the provision of 90 days' written notice to the other party. This Agreement is also terminable at any time during the Initial Term or any renewal term upon mutual agreement of the parties hereto or for "cause" (as defined below) by the party alleging "cause," in either case on not less than 30 days' notice by the Trust's Administrator or by BISYS; provided that no notice shall be required with respect to clauses (b), (c) or (e) of the definition of "cause" below.

      If after such termination for so long as BISYS, with the written consent of the Administrator, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation, the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Administrator upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Administrator, in addition to the compensation described under Section 2 hereof, the amount of all of BISYS' reasonable cash disbursements for services in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, BISYS will provide the Trust with reasonable access to all Trust documents or records, if any, remaining in its possession.



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            For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (d) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties, as contemplated herein; or (e) the existence of a performance standard deficiency, as such term is defined in Schedule A hereto.


      6.    STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS;
            INDEMNIFICATION.

            BISYS shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Administrator for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Administrator agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement with respect to each Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to BISYS by a duly authorized representative of the Trust; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Administrator written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

      7.    RECORD RETENTION AND CONFIDENTIALITY.

            BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust and the Administrator are, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, the Trust's authorized


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representatives, the Administrator or the Securities and Exchange Commission at
reasonable times.

            BISYS agrees to surrender promptly, upon the Trust's demand, all books records and files maintained pursuant to this Agreement (or copies of any such books, records and files needed by BISYS in the performance of its duties or for its legal protection).

            BISYS agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Trust all records and other information relative to the Trust and its prior, present or potential shareholders, and not to use such records and information for information for any purpose other than performance of its responsibilities and duties hereunder; provided, however, that upon notification to and written approval from the Trust, which approval shall not be unreasonably withheld, BISYS may divulge such information in those instances where BISYS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

      8.    UNCONTROLLABLE EVENTS.

            BISYS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control; provided that in the event of equipment failures beyond BISYS' control, BISYS shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. BISYS shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

      9.    REPORTS.

            BISYS will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto.

      10.   RIGHTS OF OWNERSHIP.

            All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.



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      11.   RETURN OF RECORDS.

            BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

      12.   REPRESENTATIONS OF THE ADMINISTRATOR.

            The Administrator certifies to BISYS that: (1) as of the close of business on the Effective Date, each Fund has authorized unlimited shares, and
(2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Administrator, will constitute a legal, valid and binding obligation of the Administrator, enforceable against the Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      13.   REPRESENTATIONS OF BISYS.

            BISYS represents and warrants that: (1) the various procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and BISYS' records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      14.  INSURANCE.

            BISYS shall notify the Administrator should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Administrator of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Administrator from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

      15.  INFORMATION TO BE FURNISHED BY THE ADMINISTRATOR.



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            The Administrator has furnished to BISYS the following:

            (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

            (b)   Copies of the following documents:

                  (i) The Trust's Code of Regulations and any amendments thereto; and

                  (ii) Certified copies of resolutions of the Board of Trustees covering the approval of the Administration Agreement, authorization of a specified officer of the general partner of the Administrator to execute and deliver this Agreement and authorization for specified officers of the Administrator and the Trust to instruct BISYS hereunder.

            (c) A list of all the officers of the Administrator and the Trust, together with specimen signatures of those officers who are authorized to instruct BISYS in all matters.

            (d) Two copies of the Prospectuses and Statements of Additional Information for each Fund.

      16.  INFORMATION FURNISHED BY BISYS.

            (a)   BISYS has furnished to the Administrator the following:

                  (i)     BISYS' Articles of Incorporation; and

                  (ii)    BISYS' Bylaws and any amendments thereto.

            (b) BISYS shall, upon request, furnish certified copies of corporate actions covering the following matters:

                  (i) Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement; and

                  (ii) Authorization of BISYS to provide accounting services for the Trust.



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      17.  AMENDMENTS TO DOCUMENTS.

            The Administrator shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 15 hereof forthwith upon such amendments or changes becoming effective. In addition, the Administrator agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Administrator first obtains BISYS' approval of such amendments or changes.

      18.  COMPLIANCE WITH LAW.

            Except for the obligations of BISYS set forth in Section 7 hereof, the Administrator assumes responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Administrator represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

      19.  NOTICES.

            Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

      20.  HEADINGS.

            Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      21.  ASSIGNMENT.

            This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.

      22.  GOVERNING LAW.

            This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.



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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                    BISYS FUND SERVICES LIMITED
                                    PARTNERSHIP

                                    By:   BISYS Fund Services, Inc.,
                                          Limited Partner


                                    By:________________________________



                                    BISYS FUND SERVICES, INC.


                                    By:________________________________



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